UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

February 16, 2011
Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation or organization)		Identification No.)

1110 W. Commercial Blvd. Suite 100, Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:        (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 16, 2011, the Audit Committee of the Board of Directors of Universal Insurance Holdings, Inc. (“Universal”), in consultation with Universal’s management, concluded that due to a clerical error by Universal’s external provider of investment accounting services, Universal will restate its previously issued Condensed Consolidated Financial Statements for the three- and nine-month periods ended September 30, 2010. Accordingly, Universal’s previously issued Condensed Consolidated Financial Statements included in its Quarterly Report on Form 10-Q for the period ended September 30, 2010, should no longer be relied upon.

The restatement is the result of the correction of a third-party clerical error in the coding of a single investment security that resulted in an overstatement of unrealized gains on investments of $2,316,041 and realized gains on investments of $100,039 included in earnings for the three- and nine-month periods ended September 30, 2010.  The net effect resulting from this clerical error on income before income taxes, net income and diluted earnings per share for the three- and nine-month periods ended September 30, 2010, and on stockholders’ equity at September 30, 2010, is as follows:

●	Income before income taxes decreased by $2,226,252

●	Net income decreased by $1,367,475

●	Diluted earnings per share decreased by $0.04

●	Stockholders' equity decreased by $1,367,475

Universal’s Audit Committee and management have discussed these matters with Universal’s independent registered public accounting firm.

Universal plans to file an amended Quarterly Report on Form 10-Q/A for the period ended September 30, 2010 as soon as practicable following the filing of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 23, 2011	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Bradley I. Meier
Bradley I. Meier President and Chief Executive Officer